Exhibit 99.1

CEVA, Inc. Announces Fourth Quarter and Year End 2016 Financial Results

•	All time-high quarterly revenues of $21.2 million, up 32% year-over-year

•	All time-high quarterly royalty revenue of $12.9 million, up 60% year-over-year

•	Annual revenue growth of 22% year-over-year

•	Annual GAAP EPS growth of 103%, non-GAAP EPS growth of 75% year-over-year

MOUNTAIN VIEW, Calif. – February 1, 2017 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of signal processing IP for smarter, connected devices, today announced its financial results for the fourth quarter and year ended December 31, 2016.

Total revenue for the fourth quarter of 2016 was $21.2 million, a 32% increase compared to $16.1 million reported for the fourth quarter of 2015. Fourth quarter 2016 licensing and related revenue was $8.3 million, an increase of 3% when compared to $8.0 million reported for the same quarter a year ago. Royalty revenue for the fourth quarter of 2016 was $12.9 million, an increase of 60% when compared to $8.0 million reported for the fourth quarter of 2015.

Gideon Wertheizer, Chief Executive Officer of CEVA, stated: “CEVA had a strong fourth quarter, posting record revenues for the fourth quarter in succession. Licensing strength was underpinned by eight agreements for our imaging and vision technologies, further entrenching CEVA as a de-facto industry standard for intelligent vision processing. In royalties, we achieved record revenue and shipments driven by smartphones and Bluetooth-enabled devices.”

Mr. Wertheizer continued: “2016 was an extraordinary year for CEVA where we exceeded our financial and strategic goals and delivered all-time high revenues. A record forty-nine licensing agreements were concluded, forty-five of which were for non-handset baseband and seventeen were with first-time customers. Our 2016 results illustrate that we have successfully transformed CEVA into a vertically integrated, one-stop IP house for wireless broadband and IoT-related technologies. Our unique portfolio of LTE-Advanced and 5G baseband, Bluetooth, Wi-Fi, imaging, vision and voice platforms continue to set new milestones in innovation and customer traction. As we look ahead, we are extremely well positioned to leverage our strengths to further expand our customer base and market share across the mobile, consumer and automotive industries and grow our licensing business and future royalty streams.”

U.S. GAAP net income for the fourth quarter of 2016 increased 126% to $5.2 million, compared to $2.3 million reported for the same period in 2015. U.S. GAAP diluted earnings per share for the fourth quarter of 2016 increased 118% to $0.24 from $0.11 a year ago.

Non-GAAP net income and diluted earnings per share for the fourth quarter of 2016 were $7.0 million and $0.32, respectively, representing a 98% and 88% increase, respectively, over the $3.6 million and $0.17 reported for the fourth quarter of 2015. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2016 excluded: (a) equity-based compensation expense, net of taxes, of $1.5 million, and (b) the impact of the amortization of acquired intangibles, net of taxes, of $0.3 million associated with the acquisition of RivieraWaves. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2015 excluded: (a) equity-based compensation expense, net of taxes, of $1.2 million, and (b) the impact of the amortization of acquired intangibles, net of taxes, of $0.2 million associated with the acquisition of RivieraWaves.

During the quarter, CEVA completed fifteen license agreements. Nine of the agreements were for CEVA DSP cores, platforms and software and six were for CEVA connectivity IPs. Fourteen of the licensing agreements completed during the quarter were for non-handset baseband applications and one was for a handset baseband application. Four were with first-time customers for CEVA. Target applications for customer deployment are: imaging and vision processing in smartphones, automotive ADAS, smart surveillance cameras and mirrorless cameras; cellular baseband for smartphones; storage, Bluetooth 5 and Wi-Fi connectivity for various IoT devices. Geographically, four of the deals signed were in the U.S. and eleven were in the APAC region.

Full Year 2016 Review

Total revenue for 2016 was $72.7 million, an increase of 22% compared to $59.5 million reported for 2015. Royalty revenue for 2016 was $40.8 million, representing an increase of 49% compared to $27.4 million reported for 2015. Licensing and related revenue for 2016 was $31.9 million as compared to $32.1 million reported for 2015.

U.S. GAAP net income and diluted net income per share for 2016 were $13.1 million and $0.61, respectively, an increase of 109% and 103%, respectively, compared to $6.3 million and $0.30, respectively reported for 2015.

Non-GAAP net income and diluted earnings per share for 2016 were $20.4 million and $0.93, respectively, also representing an increase of 82% and 75%, respectively, over $11.2 million and $0.53 reported for 2015. Non-GAAP net income and diluted earnings per share for 2016 excluded (a) equity-based compensation expense, net of taxes, of $6.0 million, and (b) the impact of the amortization of acquired intangibles, net of taxes, of $1.2 million associated with the acquisition of RivieraWaves. Non-GAAP net income and diluted earnings per share for 2015 excluded (a) equity-based compensation expense, net of taxes, of $4.0 million, (b) the impact of the amortization of acquired intangibles, net of taxes, of $0.9 million associated with the acquisition of RivieraWaves, and (c) $0.1 million, costs associated with the acquisition of RiveraWaves.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “We are extremely proud of our financial performance in 2016. We delivered annual revenue growth of 22% and non-GAAP diluted EPS growth of 75% year-over-year. We continued to strengthen our balance sheet in 2016 with our cash balance, marketable securities and bank deposits growing annually by $17 million to reach $156 million at the end of the year, after buyback activity of $3.4 million and the final payments relating to the acquisition of RivieraWaves of $2.2 million. All in all, we are encouraged by a healthy outlook on the back of a robust licensing environment and new production ramps from our non-handset baseband customers.”

CEVA Conference Call

On February 1, 2017 CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-866-364-3869 (Access Code: CEVA)

•	International Participants: Dial +1-412-902-4215 (Access Code: CEVA)

The conference call will also be available live via the Internet at the following link: https://www.webcaster4.com/Webcast/Page/984/19106. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing 1-877-344-7529 or +1-412-317-0088 (access code: 10098567) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on February 08, 2017. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information, Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

About CEVA, Inc.

CEVA is the leading licensor of signal processing IP for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, industrial and IoT. Our ultra-low-power IPs for vision, audio, communications and connectivity include comprehensive DSP-based platforms for LTE/LTE-A/5G baseband processing in handsets, infrastructure and machine-to-machine devices, advanced imaging, computer vision and deep learning for any camera-enabled device, audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For connectivity, we offer the industry’s most widely adopted IPs for Bluetooth (low energy and dual mode), Wi-Fi (802.11 a/b/g/n/ac up to 4x4) and serial storage (SATA and SAS). Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube and LinkedIn.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include CEVA’s imaging and vision technologies being a de-facto industry standard for intelligent vision processing; CEVA is transforming into an one-stop IP house for wireless broadband and IoT-related technologies; CEVA being well positioned to expand its customer base and market share across the mobile, consumer and automotive industries and grow its licensing business and future royalty streams; and a healthy outlook for CEVA for continued licensing and royalty growth due to a robust licensing environment and new production ramp-ups by non-baseband customers. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of products incorporating our technologies to achieve market acceptance, the speed and extent of the expansion of the 4G, 5G and LTE networks, the maturation of the IoT market, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Quarter ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	Unaudited	Unaudited	Unaudited	Audited
Revenues:
Licensing and related revenues	$8,298	$8,027	$31,874	$32,135
Royalties	12,898	8,044	40,779	27,364

Total revenues	21,196	16,071	72,653	59,499

Cost of revenues	1,633	1,408	6,086	5,424

Gross profit	19,563	14,663	66,567	54,075

Operating expenses:
Research and development, net	7,767	6,938	30,838	28,113
Sales and marketing	3,077	2,810	11,540	10,168
General and administrative	2,281	2,363	8,567	8,184
Amortization of intangible assets	309	324	1,236	1,298

Total operating expenses	13,434	12,435	52,181	47,763

Operating income	6,129	2,228	14,386	6,312
Financial income, net	422	426	2,039	1,069

Income before taxes on income	6,551	2,654	16,425	7,381
Taxes on income	1,350	350	3,325	1,114

Net income	$5,201	$2,304	$13,100	$6,267

Basic net income per share	$0.24	$0.11	$0.63	$0.31
Diluted net income per share	$0.24	$0.11	$0.61	$0.30
Weighted-average shares used to compute net income per share (in thousands):
Basic	21,239	20,491	20,850	20,480
Diluted	22,068	21,203	21,565	20,989

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(U.S. Dollars in thousands, except per share amounts)

	Quarter ended December 31		Year ended December 31
	2016	2015	2016	2015
	Unaudited
GAAP net income	$5,201	$2,304	$13,100	$6,267
Equity-based compensation expense included in cost of revenue	67	44	246	155
Equity-based compensation expense included in research and development expenses	698	515	2,860	1,838
Equity-based compensation expense included in sales and marketing expenses	241	173	922	568
Equity-based compensation expense included in general and administrative expenses	582	488	2,208	1,454
Income tax expense (benefit) related to equity-based compensation expenses	(54)	(31)	(202)	52
Costs associated with the RivieraWaves acquisition				147
Amortization of intangible assets related to RivieraWaves transaction, net of taxes	309	216	1,236	861
Income tax benefit related to RivieraWaves acquisition	—	(151)	—	(151)

Non-GAAP net income	$7,044	$3,558	$20,370	$11,191

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	22,068	21,203	21,565	20,989
Weighted-average number of shares related to outstanding stock-based awards (in thousands)	247	206	327	211

Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands)	22,315	21,409	21,892	21,200

GAAP diluted net income per share	$0.24	$0.11	$0.61	$0.30
Equity-based compensation expense, net of taxes	$0.07	$0.06	$0.27	$0.19
Costs associated with the RivieraWaves acquisition	—	—	—	$0.01
Amortization of intangible assets related to RivieraWaves transaction, net of taxes	$0.01	$0.01	$0.05	$0.04
Income taxes related to RivieraWaves acquisition	—	($0.01)	—	($0.01)

Non-GAAP diluted net income per share	$0.32	$0.17	$0. 93	$0.53

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	December 31, 2016	December 31, 2015 (*)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$18,401	$18,909
Marketable securities and short term bank deposits	108,115	79,033
Trade receivables, net	15,044	4,068
Prepaid expenses and other current assets	4,564	4,017

Total current assets	146,124	106,027

Long-term assets:
Long term bank deposits	29,977	41,334
Severance pay fund	7,941	7,297
Deferred tax assets	2,252	1,628
Property and equipment, net	4,805	3,731
Goodwill	46,612	46,612
Intangible assets, net	2,978	4,214
Investments in other company	1,806	1,806

Total assets	$242,495	$212,649

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$571	$693
Deferred revenues	6,258	2,763
Accrued expenses and other payables	15,766	15,527

Total current liabilities	22,595	18,983
Long-term liabilities:
Accrued severance pay	8,349	7,571

Total liabilities	30,944	26,554

Stockholders’ equity:
Common stock:	21	21
Additional paid in-capital	212,103	208,744
Treasury stock	(39,507)	(51,798)
Accumulated other comprehensive loss	(497)	(419)
Retained earnings	39,431	29,547

Total stockholders’ equity	211,551	186,095

Total liabilities and stockholders’ equity	$242,495	$212,649

(*) Derived from audited financial statements